Delaware

PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BACTERIN INTERNATIONAL HOLDINGS, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JULY, A.D. 2011, AT 2 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4202199 8100 *AUTHENTICATION: 8895219*

110807823 *DATE: 07-12-11*

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:18 PM 07/11/2011
FILED 02:00 PM 07/11/2011
SRV 110807823 – 4202199 FILE

CERTIFICATE OF AMENDMENT OF
THE CERTIFICATE OF INCORPORATION OF
BACTERIN INTERNATIONAL HOLDINGS, INC.

(Pursuant to Section 242 of the General Corporation Law of Delaware)

Bacterin International Holdings, Inc. a corporation organized and existing under the laws of the state of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: The Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), is hereby amended to authorize the classification of the Board of Directors of the Corporation into three classes with staggered terms.

SECOND:  The Certificate of Incorporation is hereby amended to add the following new Paragraph 7:

“The affairs of the corporation shall be governed by a Board of Directors. The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide. Commencing with the annual meeting of stockholders on July 8, 2011, directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The initial term of office of the Class I directors shall expire on the date of the 2012 annual meeting of stockholders, the initial term of office of the Class II directors shall expire on the date of the 2013 annual meeting of stockholders, and the initial term of office of the Class III directors shall expire on the date of the 2014 annual meeting of stockholders. At each annual meeting of stockholders following such classification and division of the members of the Board of Directors, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, so that the term of office of one class of directors shall expire in each year. Each director shall hold office until the expiration of such director's term of office and until such director's successor shall have been elected and qualified, or until such director's earlier resignation, removal or death. In case of any increase or decrease, from time to time, in the number of directors constituting the whole Board of Directors, the number of directors in each class shall be determined by action of the Board of Directors. A director elected by the remainder of the Board of Directors to fill a vacancy shall hold office for the remainder of the term of the predecessor director and until such director's successor has been elected and qualified, or until such director's earlier resignation, removal or death.”

THIRD:  The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power have voted in favor of the amendment on July 8, 2011.

IN WITNESS WHEREOF, this amendment is executed as of July 8, 2011.

BACTERIN INTERNATIONAL HOLDINGS, INC.

By:	/s/ Guy S. Cook
Name:	Guy S. Cook
Title:	President and Chief Executive Officer